FOR IMMEDIATE RELEASE

Friday, SEPTEMBER 7, 2012

HURCO REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA, — SEPTEMBER 7, 2012, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $3,957,000, or $0.61 per diluted share, for its third fiscal quarter ended July 31, 2012, compared to $4,575,000, or $0.70 per diluted share, for the corresponding period in fiscal 2011. For the first nine months of fiscal 2012, Hurco reported net income of $11,552,000, or $1.77 per diluted share, compared to $8,470,000, or $1.30 per diluted share, for the corresponding period in fiscal 2011.

Sales and service fees for the third quarter of fiscal 2012 totaled $49,959,000, a decrease of $614,000, or 1%, compared to the third quarter of fiscal 2011. This year-over-year comparison includes the adverse impact of $3,711,000, or 7%, due to a weaker Euro when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for the nine months ended July 31, 2012 totaled $147,050,000, an increase of $15,221,000, or 12%, over the corresponding period in 2011. The unfavorable impact of currency translation on the year-over-year nine-month comparison was $5,522,000, or 4%.

The following table sets forth net sales and service fees by geographic region for the third quarter and first nine months of fiscal 2012 and 2011, respectively:

	Three Months Ended			Nine Months Ended
	July 31,			July 31,
			%			%
	2012	2011	Change	2012	2011	Change
North America	$15,513	$13,119	18%	$42,835	$35,718	20%
Europe	29,049	31,305	-7%	85,614	79,881	7%
Asia Pacific	5,397	6,149	-12%	18,601	16,230	15%
Total	$49,959	$50,573	-1%	$147,050	$131,829	12%

Sales during the third quarter of fiscal 2012 remained relatively stable as increased sales in North America were offset by lower sales in Europe and Asia. Sales in Europe were down compared to the prior year period primarily due to the European debt crisis, which resulted in both a decline in demand attributable to economic uncertainty and a weaker Euro. Sales in Asia declined in comparison to the corresponding prior year period due to a slowing economy in that region. During the third quarter of fiscal 2012, unit shipments increased over the corresponding quarter in fiscal 2011 by 6% in North America, but decreased by 10% in Europe and 13% in the Asia Pacific sales region. Unit shipments in the first nine months of fiscal 2012 increased over the prior year period by 8% in North America, 1% in Europe, and 17% in the Asia Pacific sales region.

The following table sets forth new orders booked by geographic region for the third quarter and first nine months of fiscal 2012 and 2011, respectively:

	Three Months Ended			Nine Months Ended
	July 31,			July 31,
			%			%
	2012	2011	Change	2012	2011	Change
North America	$12,821	$9,116	41%	$41,246	$36,693	12%
Europe	27,829	22,617	23%	87,477	98,660	-11%
Asia Pacific	5,695	8,073	-29%	17,597	21,327	-17%
Total	$46,345	$39,806	16%	$146,320	$156,680	-7%

Orders for the third quarter of fiscal 2012 were $46,345,000, an increase of $6,539,000, or 16%, from the corresponding period in fiscal 2011. Unit orders for the third quarter of fiscal 2012 increased by 102% in North America and 36% in Europe, but decreased by 41% in the Asia Pacific region compared to the prior year period. It should be noted, however, that orders in the third quarter of fiscal 2011 were unusually low due to a surge of customer orders that were placed during the preceding quarter in advance of an announced price increase that went into effect at the end of that quarter. The impact of currency translation on orders was consistent with the impact on sales.  Orders for the first nine months of fiscal 2012 were $146,320,000, a decrease of $10,360,000, or 7%, from the corresponding period in fiscal 2011. Unit orders for the first nine months of fiscal 2012 increased by 10% in North America, but decreased by 15% in Europe and 25% in the Asia Pacific region compared to the prior year period.

Gross profit for the third quarter of fiscal 2012 was $16,084,000, or 32% of sales, which was relatively unchanged compared to $15,850,000, or 31% of sales, for the prior year period. Gross profit for the first nine months of fiscal 2012 was $45,961,000 or 31% of sales, compared to $40,192,000 or 30% of sales for the same period in 2011 due primarily to increased sales.

Selling, general and administrative expenses in the third quarter of fiscal 2012 were $10,272,000, an increase of $955,000 from the prior year period, primarily due to global sales and marketing initiatives. Selling, general and administrative expenses of $29,290,000 for the first nine months of fiscal 2012 compared to $27,401,000 for the first nine months of fiscal 2011 also reflected global sales and marketing initiatives.

Cash and cash equivalents totaled $35,095,000 as of July 31, 2012, compared to $44,961,000 as of October 31, 2011. The decrease in cash was primarily due to increased production in fiscal 2012 intended to meet forecasted growth in customer demand. Working capital, excluding cash, was $85,155,000 as of July 31, 2012, compared to $61,885,000 as of October 31, 2011. The increase in working capital, excluding cash, was primarily due to an increase in inventory of $17,620,000 as a result of the increase in production.

Michael Doar, Chairman, Chief Executive Officer and President, stated, “I am extremely pleased with the sales and order activity in North America, which is where we introduced our distributor partners to the Hurco rebranding initiative at the annual sales meeting last month. I was energized by the unprecedented enthusiasm I noticed from our sales partners when they saw the new machine design, new branding materials, and new machine lineup. We will officially launch this worldwide rebranding initiative to the public later this month at the International Manufacturing Technology Show (IMTS) in Chicago. In addition to acquainting the public with the updated design of the Hurco brand, we will introduce an entire line of high speed machine tools equipped with our patented motion control system called UltiMotion. UltiMotion exemplifies the type of advanced technology we continue to innovate so that our customers can increase their productivity and profitability.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Sales and service fees	$49,959	$50,573	$147,050	$131,829

Cost of sales and service	33,875	34,723	101,089	91,637
Gross profit	16,084	15,850	45,961	40,192

Selling, general and administrative expenses	10,272	9,317	29,290	27,401
Operating income	5,812	6,533	16,671	12,791

Interest expense	43	47	105	61

Interest income	16	35	57	107

Investment income (expense)	3	2	5	9

Other expense (income), net	190	242	69	721

Income before taxes	5,598	6,281	16,559	12,125

Provision for income taxes	1,641	1,706	5,007	3,655

Net income	$3,957	$4,575	$11,552	$8,470

Earnings per common share

Basic	$0.61	$0.71	$1.78	$1.31
Diluted	$0.61	$0.70	$1.77	$1.30

Weighted average common shares outstanding
Basic	6,447	6,441	6,444	6,441
Diluted	6,465	6,480	6,470	6,474

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended		Nine Months Ended
	July 31,		July 31,
Operating Data:	2012	2011	2012	2011
	(unaudited)		(unaudited)
Gross margin	32%	31%	31%	30%

SG&A expense as a percentage of sales	21%	18%	20%	21%

Operating income as a percentage of sales	12%	13%	11%	10%

Pre-tax income as a percentage of sales	11%	12%	11%	9%

Effective Tax Rate	29%	27%	30%	30%

Depreciation and amortization	955	1,081	3,195	3,227

Capital expenditures	1,293	718	2,603	1,745
Balance Sheet Data:	7/31/2012	10/31/2011
	(unaudited)
Working capital (excluding cash)	$85,155	$61,885

Days sales outstanding (unaudited)	43	37

Inventory turns (unaudited)	1.4	1.6

Capitalization
Total debt	$3,143	$865
Shareholders' equity	138,492	126,212
Total	$141,635	$127,077

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	July 31,	October 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$35,095	$44,961
Accounts receivable, net	30,514	27,057
Refundable taxes	1,255	1,442
Inventories, net	95,717	81,127
Deferred income taxes	744	2,692
Derivative assets	3,104	1,197
Other	9,048	5,598
Total current assets	175,477	164,074

Property and equipment:
Land	782	782
Building	7,353	7,116
Machinery and equipment	16,985	16,336
Leasehold improvements	2,999	2,508
	28,119	26,742
Less accumulated depreciation and amortization	(16,432)	(15,198)
	11,687	11,544

Non-current assets:
Software development costs, less accumulated amortization	4,040	4,928
Other assets	5,792	5,999
	$196,996	$186,545

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$38,544	$39,046
Derivative liabilities	447	1,609
Accrued expenses	13,093	15,708
Short-term debt	3,143	865
Total current liabilities	55,227	57,228

Non-current liabilities:
Deferred income taxes	2,104	1,982
Deferred credits and other obligations	1,173	1,123
Total liabilities	58,504	60,333

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,502,928 and 6,471,710 shares issued; and 6,447,210 and 6,440,851 shares outstanding, as of July 31, 2012 and October 31, 2011, respectively	645	644
Additional paid-in capital	53,260	52,614
Retained earnings	86,500	74,948
Accumulated other comprehensive loss	(1,913)	(1,994)
Total shareholders' equity	138,492	126,212
	$196,996	$186,545